Exhibit 10.2

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT ("Agreement") is made and entered into by and between RODGER B. HOLLEY ("Mr. Holley"), FSGBANK, N.A. ("Bank"), and FIRST SECURITY GROUP, INC. ("Company"), in order to reach an amicable termination of their employment relationship.

WHEREAS, Mr. Holley is employed by the Company and the Bank as Chief Executive Officer ("CEO"), having served previously as CEO and President of the Company and the Bank;

WHEREAS, on May 16, 2003, Mr. Holley and the Company entered into an employment agreement, as amended by the First Amendment to the Employment Agreement on December 18, 2008 (collectively, the "Employment Agreement"), addressing the terms and conditions of Mr. Holley's subsequent employment by the Company;

WHEREAS, on December 21, 2005, Mr. Holley, the Company, and the Bank entered into a salary continuation agreement ("Salary Continuation Agreement"), addressing additional terms and conditions of Mr. Holley's subsequent employment by the Company;

WHEREAS, on January 9, 2009, as part of the U.S. Department of the Treasury (the "Treasury") Troubled Asset Relief Program ("TARP"), the Company entered into a Securities Purchase Agreement ("Securities Purchase Agreement") with the Treasury, pursuant to which the Company agreed to sell certain preferred stock and warrants to the Treasury for an aggregate purchase price of $33 million;

WHEREAS, the Securities Purchase Agreement subjects the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (the "EESA"), and as a condition to the Securities Purchase Agreement, Mr. Holley (i) executed a waiver ("Waiver"), voluntarily waiving any claim against the Company for any changes to compensation or benefits arrangements that are required to comply with regulations issued by the Treasury under TARP and acknowledging that such regulations may require modification of the compensation, bonus, incentive, and other benefit plans, arrangements, and policies and agreements (including so-called "golden parachute" agreements ) (collectively, "Benefit Plans") as they relate to the period the Treasury holds any securities of the Company acquired through TARP; and (ii) entered into a senior executive officer agreement ("Senior Executive Officer Agreement") with the Company amending the Benefit Plans with respect to Mr. Holley as may be necessary, during the period that the Treasury owns any securities of the Company acquired pursuant to the Securities Purchase Agreement, to comply with Section 111(b) of the EESA;

WHEREAS, on December 10, 2009, in connection with the Company's participation in TARP, Mr. Holley, and the Company entered into a restricted employee agreement ("TARP Restricted Employee Agreement"), further addressing compensation requirements established by Treasury regulation;

WHEREAS, as of the date of this Agreement, Treasury owns certain Company preferred stock and warrants;

WHEREAS, the Bank is considered a "troubled insured depository institution" within the meaning of FDIC Regulation 12 C.F.R. § 359, Golden Parachute and Indemnification Payments, and, accordingly, both the Bank and the Company are prohibited from paying or making golden parachute and indemnification payments to certain institution-affiliated parities, including Mr. Holley; and

WHEREAS, Mr. Holley, the Company, and the Bank desire to resolve, by compromise and settlement, any and all claims arising from, or connected with, Mr. Holley's employment by the Company and the Bank and/or the termination of that employment.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1.         TERMINATION. Mr. Holley agrees that his employment by the Company and the Bank will terminate, by voluntary resignation, effective at 9:00 AM EST April 21, 2011. Thereafter, except as otherwise provided in this Agreement, no future compensation or benefits will accrue in his favor. Mr. Holley hereby resigns from the Boards of Directors of the Company and the Bank and all of their respective subsidiaries, and as an officer of the Company and the Bank and their respective subsidiaries, all effective at 9:00 AM EST April 21, 2011.

2.         DUTIES. Mr. Holley agrees that from the date of his resignation for a period of ninety (90) days, he will, upon written request of the Company, exercise his best efforts to (a) assist with any recapitalization or sales transaction related to the Company, and (b) minimize any loss of customers of the Bank by transitioning the same to other employees of the Company and/or Bank.

3.         SALARY CONTINUATION BENEFIT. The parties believe that the benefit provided for under Section 2.2 of the Salary Continuation Agreement constitutes payments under a deferred compensation plan as such term is defined in 31 C.F.R. § 30.1 (relating to executive compensation restrictions under Section 111(b) of the EESA) ("TARP Exception"), and under a bona fide deferred compensation plan or arrangement as such term is defined in FDIC Regulation 12 C.F.R. § 359.1(d) (relating to prohibited "golden parachute" payments) ("359 Exception"). Accordingly, the Company, the Bank and Mr. Holley acknowledge that, upon a determination by the appropriate regulatory authorities, the benefits available to Mr. Holley under the Salary Continuation Agreement are permissible as provided in 31 C.F.R. § 30.1 and 12 C.F.R. § 359.1(d), the benefit provided for under Section 2.2 of the Salary Continuation Agreement will be paid at the time and in the form provided for under the terms of the Salary Continuation Plan, except that the amount of such benefit shall be limited to the amount accrued and vested under the Salary Continuation Plan as of December 31, 2010, and no additional benefits shall accrue after such date.

Notwithstanding the foregoing, in the event an appropriate government agency determines that any such payments do not satisfy the TARP Exception or 359 Exception, or otherwise do not comply with TARP or 359 restrictions relating to executive compensation, then the parties agree to take whatever action is reasonably necessary to satisfy such restrictions including, but not limited to, discontinuing any future benefit payments and the return by Mr. Holley of any payments received under the Salary Continuation Agreement which did not comply with TARP or 359 restrictions relating to executive compensation.

4.         GENERAL RELEASE - HOLLEY. Mr. Holley agrees to release the Company and Bank, together with past, present, and future shareholders, directors, officers, employees, agents, attorneys, assigns, parents, successors, affiliates, and insurers, from any and all claims, demands, charges, complaints, liabilities, obligations, actions, causes of action, suits, costs, expenses, losses, attorney fees, and damages, of any nature whatsoever, known or unknown, for relief of any nature, at law or in equity, which Mr. Holley now has, owns or holds, or claims to have, own or hold, or which he at any time heretofore had, owned or held, or claimed to have, own or hold against the Company or Bank, including, but in no way limited to, any claim under Title VII of the Civil Rights Act of 1964; 42 U.S.C. §1981; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the Consolidated Omnibus Budget Reconciliation Act; the Tennessee Human Rights Act; any and all other laws relating to violation of public policy, retaliation or interference with legal rights; any and all other employment or discrimination laws; any and all other whistleblower claims; and any tort, fraud or constitutional claims; any claim for benefits under the Employment Agreement, the Salary Continuation Agreement (except as specifically provided herein) or any severance plan; and any breach of contact claims or claims of promissory estoppel. It is agreed that this is a general release and is to be broadly construed as a release of all claims; provided that, notwithstanding the foregoing, this paragraph expressly does not include a release of any claims that cannot be released hereunder by law and does not release any party from their obligations under this Agreement.

5.         GENERAL RELEASE – COMPANY AND BANK. Company and Bank, on their own behalf and on behalf of their respective past, present, and future shareholders, directors, officers, employees, agents, attorneys, assigns, parents, successors, affiliates, and insurers, agree to release Mr. Holley from any and all claims, demands, charges, complaints, liabilities, obligations, actions, causes of action, suits, costs, expenses, losses, attorney fees, and damages, of any nature whatsoever, known or unknown, for relief of any nature, at law or in equity, which any of them now has, owns or holds, or claims to have, own or hold, or which any of them at any time heretofore had, owned or held, or claimed to have, own or hold against Mr. Holley, including, but in no way limited to, claims for breach of fiduciary duty; any and all other whistleblower claims; and any tort, fraud or constitutional claims. It is agreed that this is a general release and is to be broadly construed as a release of all claims; provided that, notwithstanding the foregoing, this paragraph expressly does not include a release of any claims that cannot be released hereunder by law and does not release any party from their obligations under this Agreement, and provided further that Mr. Holley shall remain subject to the provisions of Section 9 of the Employment Agreement, subject to reconsideration following completion of Mr. Holley’s obligations under Section 2.

6.         CONFIDENTIALITY AND NO DISPARAGEMENT. Mr. Holley agrees that he will keep the terms and amount of this Agreement completely confidential and that he will not hereafter disclose any information concerning this Agreement to any person or entity other than his spouse, his attorneys, and his professional tax advisors or tax-return preparers for the limited purpose of obtaining advice regarding or preparing his tax return or returns as may be necessary. In the event that Mr. Holley makes such limited disclosure to such persons as are authorized by this Agreement, he shall instruct such persons to abide strictly by the conditions of confidentiality imposed hereunder. Nothing in this Agreement shall prevent Mr. Holley from responding to a subpoena issued by any agency or court of competent jurisdiction or to bring an action to enforce the terms of this Agreement or from testifying truthfully in any proceeding in which Mr. Holley is compelled to appear. In addition, Mr. Holley agrees that he will not make any oral or written statements of any nature whatsoever that are disparaging, negative or unfavorable about the Company or the Bank, including directors, officers, employees, agents, subsidiaries, parents, products, and/or services of the same, except as required by law.

7.         INDEMNIFICATION. Mr. Holley agrees to indemnify and hold the Company and the Bank harmless from and against any and all loss, cost, damage or expense, including, without limitation, attorney fees, incurred by the Company or Bank, arising out of any breach of this Agreement by him.

8.         RECORDS/COMPANY PROPERTY. On his date of termination, Mr. Holley agrees to immediately turn over to the Company and the Bank all physical and electronic files, memoranda, records, equipment, documents, photographs, computer discs, audiotapes, videotapes, and other Company or Bank property and/or copies or reproductions of the same that he has received from the Company or the Bank or obtained through his employment with the Company or the Bank, including, but in no way limited to, handbooks, policies, day planners, personal data assistants, mobile telephones, pagers, business records, computers, printouts of electronically stored information, office equipment keys, and automobile.

9.         NO ADMISSION. The parties recognize and acknowledge that this Agreement does not constitute and shall not be construed as an admission of any acts of discrimination, retaliation, contractual breach, misconduct or negligence by the Company, the Bank, or Mr. Holley.  The Company, the Bank, and Mr. Holley do not admit, and in fact specifically deny, any wrongdoing, liability or culpability arising out of, related to or connected with, Mr. Holley's employment by the Company or the Bank and/or the termination of that employment. The Company, the Bank, and Mr. Holley acknowledge that they subsequently may discover facts in addition to or different from those that they now know or believe to be true with respect to Mr. Holley’s employment by the Company and the Bank and that they may have sustained or may yet sustain damages, costs or expenses that are presently unknown and that relate to Mr. Holley’s employment with the Company and the Bank. The Company, the Bank, and Mr. Holley acknowledge, however, that the parties have negotiated, agreed upon, and entered into this Agreement in light of that situation. To the extent allowed by law, the Company, the Bank, and Mr. Holley each waive any and all rights that they may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected as of the date of this Agreement.

10.       ARBITRATION. Any and all disputes between the parties regarding the interpretation, enforcement or performance of this Agreement shall be resolved by binding, confidential arbitration governed by the then-current rules of the American Arbitration Association, and the parties waive any right to trial by jury or to go to court for a trial of any such disputes. The arbitration shall be administered by the American Arbitration Association and conducted in Nashville, Tennessee.  The arbitrator shall have full authority to enforce the Agreement, including injunctive or other equitable relief, and to determine the enforceability of the Agreement and all portions thereof.

11.       GOVERNING LAW. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Tennessee.

12.       NO WAIVER. No waiver of any term or condition contained in this Agreement shall be effective unless made or confirmed in writing by the person or entity alleged to have waived the right. Unless that writing expressly states otherwise, no such waiver shall be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

13.       ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter of this Agreement; provided that, notwithstanding the foregoing, the terms and conditions of the Employment Agreement, the Salary Continuation Agreement, the Waiver, the Senior Executive Officer Agreement and/or the TARP Restricted Employee Agreement inuring to the benefit of the Company or the Bank, including, but not limited to, waiver of claims, the covenant not to compete, non-solicitation, confidential information, and misstatements, shall remain in full force and effect. It is agreed that this Agreement may be modified only by a subsequent, written agreement executed by the parties.

14.       SEVERABILITY. Should any portion of this Agreement be declared or be determined to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal, invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

15.       OPPORTUNITY TO REVIEW. Mr. Holley represents and acknowledges that he has carefully read and understands all of the provisions of this Agreement, that he has been advised to consult, and has consulted, with an attorney prior to executing this Agreement, that he has 21 days within which to consider this Agreement, that he has 7 days following its execution within which to revoke this Agreement, and that this Agreement will not become effective until the revocation period has expired. Mr. Holley further acknowledges and confirms that the only considerations for him signing this Agreement are the terms and conditions stated in writing in this Agreement and that no other promise or agreement of any kind, other than those set out in writing in this Agreement, has been made to him by any person to cause him to sign this Agreement.

16.       REGULATORY REQUIREMENTS. The parties agree that any payments contemplated pursuant to this Agreement are subject to, and conditional upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments, and 111 (b) of the EESA.

IN WITNESS WHEREOF, the parties have voluntarily executed this Agreement. By executing this Agreement, each party stipulates, agrees, and warrants as follows:

(i)	that the terms of this Agreement are reasonable;

(ii)	that the person executing this Agreement has carefully read and understands all of the provisions of this Agreement and is voluntarily entering into this Agreement;

(iii)	that the person executing this Agreement will not challenge or contest in any way the capacity or authority of any party hereto to enter into this Agreement; and

(iv)
that the person executing this Agreement has the necessary and appropriate authority and capacity to execute this Agreement and to make this Agreement fully binding upon and enforceable against himself, herself, or the entity he or she represents.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND AN ARBITRATION AGREEMENT.

Date:	4/21/2011	/s/ Rodger B. Holley
RODGER B. HOLLEY

FIRST SECURITY GROUP, INC.

Date:	4/21/2011	By:	/s/ Ralph E. Coffman, Jr

		Title:	President /COO

FSGBANK, N.A.

Date:	4/21/2011	By:	/s/ Ralph E. Coffman, Jr.

		Title:	President /COO